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                                                                    Exhibit 21.1

                                   CIBER, INC.

                              LIST OF SUBSIDIARIES

                             AS OF FEBRUARY 28, 2001


CIBER Associates, Inc., a Delaware corporation
DigiTerra, Inc., a Delaware corporation
DigiTerra Canada, Inc., a Canadian corporation
Waterstone, Inc., a Delaware corporation
Enspherics, Inc, a Colorado corporation
CIBER International, Inc., a Delaware corporation
CIBER International Holdings C.V., a Netherlands partnership
CIBER European Holdings B.V., a Netherlands company
Solution Partners B.V., a Netherlands company